                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          -------------------------

                                 SCHEDULE 13G

                          -------------------------

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. )*

                               Factual Data Corp.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                  30309-41-06
                                (CUSIP NUMBER)


                              December 31, 1998
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1 (b)
|X|      Rule 13d-1 (c)
|_|      Rule 13d-1 (d)



-------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 30309-41-06                   13G                   Page 2 of 12 Pages

1.       NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (ENTITIES ONLY):   Little Wing, L.P., 13-3778596

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

         NUMBER OF SHARES                 5.  SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH    6.  SHARED VOTING POWER: 138,495

                                          7.  SOLE DISPOSITIVE POWER:

                                          8.  SHARED DISPOSITIVE POWER: 138,495

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 138,495

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  4.3%

12.      TYPE OF REPORTING PERSON*: PN

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 3 of 12 Pages

1.       NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         (ENTITIES ONLY):   Quilcap Corp., 13-3780878

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

         NUMBER OF SHARES                 5.  SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH    6.  SHARED VOTING POWER: 153,055

                                          7.  SOLE DISPOSITIVE POWER:

                                          8.  SHARED DISPOSITIVE POWER: 153,055

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 153,055

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 4.7%

12.      TYPE OF REPORTING PERSON*: CO

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 4 of 12 Pages

1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Tradewinds Fund Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

         NUMBER OF SHARES                5.   SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH   6.   SHARED VOTING POWER: 111,745

                                         7.   SOLE DISPOSITIVE POWER:

                                         8.   SHARED DISPOSITIVE POWER: 111,745

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 111,745

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.5%

12.      TYPE OF REPORTING PERSON*: CO

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 5 of 12 Pages

1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Little Wing Too, L.P., 06-1520333

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

         NUMBER OF SHARES                5.    SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH   6.    SHARED VOTING POWER: 14,560

                                         7.    SOLE DISPOSITIVE POWER:

                                         8.    SHARED DISPOSITIVE POWER: 14,560

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 14,560

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.5%

12.      TYPE OF REPORTING PERSON*: PN

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 6 of 12 Pages

1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Quilcap International Corp., 13-3868725

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

         NUMBER OF SHARES                5.   SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH   6.   SHARED VOTING POWER: 111,745

                                         7.   SOLE DISPOSITIVE POWER:

                                         8.   SHARED DISPOSITIVE POWER: 111,745

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 111,745

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.5%

12.      TYPE OF REPORTING PERSON*: CO

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 7 of 12 Pages

1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OR SOCIAL SECURITY OF ABOVE PERSON (ENTITIES ONLY): Parker Quillen

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:            (a)  |_|
                                                                       (b)  |X|
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         NUMBER OF SHARES                5.   SOLE VOTING POWER:
         BENEFICIALLY OWNED
         BY EACH REPORTING PERSON WITH   6.   SHARED VOTING POWER: 264,800

                                         7.   SOLE DISPOSITIVE POWER:

                                         8.   SHARED DISPOSITIVE POWER: 264,800

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 264,800

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES:*  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  8.2%

12.      TYPE OF REPORTING PERSON*: IN

------------------------------
* See Instructions before filling out!

CUSIP NO. 30309-41-06                   13G                   Page 8 of 12 Pages

       Schedule 13G of Little Wing, L.P ("Little Wing"), Quilcap Corp. ("Quilcap Corp."), Tradewinds Fund Ltd. ("Tradewinds"), Quilcap International Corp. ("Quilcap International"), Little Wing Too, L.P. ("Little Wing Too") and Parker Quillen with respect to the common stock (the "Common Shares") of Factual Data Corp. (the "Company").

ITEM 1 (a)        NAME OF ISSUER:
                  Factual Data Corp.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  5200 Hahns Peak Drive, Suite 200, Loveland, Colorado 80538

ITEM 2 (a)        NAME OF PERSON FILING:
                  Little Wing, L.P. ("Little Wing")
                  Quilcap Corp. ("Quilcap Corp.")
                  Tradewinds Fund Ltd. ("Tradewinds")
                  Little Wing Too, L.P. ("Little Wing Too")
                  Quilcap International Corp. ("Quilcap International")
                  Parker Quillen


ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Little Wing, L.P.
                  c/o Quilcap Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

                  Quilcap Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

                  Tradewinds Fund Ltd.
                  c/o Quilcap International Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

CUSIP NO. 30309-41-06                   13G                   Page 9 of 12 Pages

                  Quilcap International Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

                  Little Wing Too, L.P.
                  c/o Quilcap Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

                  Parker Quillen
                  c/o Quilcap Corp.
                  375 Park Avenue
                  Suite 1404
                  New York, NY 10152

ITEM 2 (c)        CITIZENSHIP:
                  Little Wing and Little Wing Too are each limited partnerships organized under the laws of the State of Delaware. Quilcap Corp. and Quilcap International are each corporations organized under the laws of the State of Delaware. Tradewinds is a corporation organized under the laws of the British Virgin Islands. Parker Quillen is a citizen of the United States.

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:
                  Common Stock (the "Common Shares")


ITEM 2 (e)        CUSIP NUMBER:
                  30309-41-06

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   (   )  Broker or Dealer registered under Section 15 of
                               the Securities Exchange Act of 1934 (the "Act")
                  (b)   (   )  Bank as defined in Section 3(a)(6) of the Act
                  (c)   (   )  Insurance Company as defined in Section
                               3(a)(19) of the Act
                  (d)   (   )  Investment Company registered under Section 8
                               of the Investment Company Act of 1940

CUSIP NO. 30309-41-06                   13G                  Page 10 of 12 Pages

                  (e)   (   )  An investment adviser in accordance with Rule
                               13d-1(b)(1)(ii)(E);
                  (f)   (   )  An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)   (   )  A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)   (   )  A savings association as defined in Section
                               3(b) of the Federal Deposit Insurance Act;
                  (i)   (   )  A church plan that is excluded from the
                               definition of an investment company under
                               Section 3(c)(14) of the Investment Company Act;
                  (j)   (   )  A Group, in accordance with Rule
                               13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.           OWNERSHIP

                  (a)   Amount Beneficially Owned:
                        264,800

                  (b)   Percentage of Class:
                        8.2% (based on the 3,232,499 Common Shares reported to be outstanding in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998).

                  (c)   Number of shares as to which such person has:
                        (i)   sole power to vote or to direct the vote: -0-
                        (ii)  shared power to vote or to direct the vote:
                              264,800
                        (iii) sole power to dispose or to direct the disposition
                              of : -0-
                        (iv) shared power to dispose to direct the disposition of: 264,800

          Quilcap Corp. is the general partner of each of Little Wing and Little Wing Too. Quilcap International is the investment manager to Tradewinds. Little Wing and Little Wing Too each have the power to vote and dispose of their respective Common Shares, which power may be exercised by Parker Quillen, as President of Quilcap Corp., the general partner to both entities. Tradewinds has the power to vote and dispose of the Common Shares owned by it, which power may be exercised by Parker Quillen, as President of Quilcap International, the investment manager to Tradewinds.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not applicable.

CUSIP NO. 30309-41-06                   13G                  Page 11 of 12 Pages

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  Not applicable.

ITEM 10.          CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 30309-41-06                   13G                  Page 12 of 12 Pages

                                  SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 1999


LITTLE WING, L.P.                               QUILCAP CORP.
By:    Quilcap Corp.,
       General Partner

By:    /s/Parker Quillen                        By: /s/Parker Quillen
       -----------------                        ---------------------
       Parker Quillen, President                Parker Quillen, President

TRADEWINDS FUND LTD.                            QUILCAP INTERNATIONAL CORP.
By:    Quilcap International Corp.


By:    /s/Parker Quillen                        By: /s/Parker Quillen
       -----------------                        ---------------------
       Parker Quillen, President                Parker Quillen, President

LITTLE WING TOO, L.P.
By:    Quilcap Corp.,
       General Partner

By:    /s/Parker Quillen                        /s/Parker Quillen
       -----------------                        ---------------------
       Parker Quillen, President                Parker Quillen